Exhibit 99.1

Social Life Network (OTC: WDLF) Files an Amended $43,253,342 Complaint in The United States District Court for the Southern District of California

LOS ANGELES, CA / July 19, 2021 / Social Life Network, Inc. (OTC: WDLF), announces today that on July 16, 2021 it filed a $43,253,342 First Amended complaint against a convertible debt funder for multiple alleged federal securities laws violations.

The complaint may be accessed at our website via the following link:

https://www.socialnetwork.ai/LGH-amended-filing.pdf

“Our management team continues to stay focused on researching and identifying [alleged] illegal securities activities as reflected in the amended complaint that continues to damage our shareholders,” said CEO Ken Tapp. “Our shareholders need to know that we will not relent in our efforts to identify and pursue those who have engaged in these illegal securities activity of our stock.”

About Social Life Network, Inc.

Social Life Network is a Technology Business Incubator (TBI) that, through individual licensing agreements, provides tech start-ups with seed technology development, legal and executive leadership, making it easier for start-up founders to focus on raising capital, perfecting their business model, and growing their network user-ship. Our seed technology is an artificial intelligence (“AI”) powered social network and Ecommerce platform that uses blockchain technology to increase user activity, speed, security, and accuracy on the niche social networks that we license to the companies in our TBI. Since the launch of the company in January of 2013, the Company has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, space exploration, auto racing, travel, hunting, fishing, and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted user ship growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed start-ups licensees that use its platform.

For more information, visit our website @ www.SocialNetwork.ai

Watch our latest shareholder update podcasts @ www.SocialNetwork.ai/podcast

SAFE HARBOR & DISCLAIMER

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of Social Life Network, Inc. All information presented herein with respect to the existing business and the historical operating results of Social Life Network (“the Company”) and estimates and projections as to future operations are based on materials prepared by the management of the Company and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, the Company reserves the right to amend or replace some or all the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. No information in this press release should be construed as any indication whatsoever of our future revenues, results of operations, or stock price.

Todd Markey

Investor Relations

Social Life Network, Inc.

ir@socialnetwork.ai

1-855-933-3277